Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

between
MPLX LP
and
M&R MWE LIBERTY, LLC
dated
December 4, 2015

i

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated December 4, 2015, (this “Agreement”), is entered into by and between MPLX LP, a Delaware limited partnership (“MPLX”), M&R MWE Liberty, LLC, a Delaware limited liability company (the “Acquirer”), and, solely for purposes of Section 3.11, MarkWest Energy Partners, L.P., a Delaware limited partnership (“MWE”).
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 11, 2015 (the “Merger Agreement”), by and among MPLX, MPLX GP LLC, a Delaware limited liability company and general partner of MPLX (“MPLX GP”), Marathon Petroleum Corporation, a Delaware corporation and ultimate parent of MPLX GP (“MPC”), Sapphire Holdco LLC, a Delaware limited liability company and wholly-owned subsidiary of MPLX (“Merger Sub”), and MWE, pursuant to which Merger Sub has agreed to merge with and into MWE with MWE surviving as a wholly-owned subsidiary of MPLX (the “Merger”); and
WHEREAS, concurrently with the execution of the Merger Agreement, MPLX, MPLX GP, Merger Sub, EMG Utica, LLC, a Delaware limited liability company, EMG Utica Condensate, LLC, a Delaware limited liability company, and the Acquirer entered into a Lock-Up Agreement, dated July 11, 2015 (the “Lock-Up Agreement”), pursuant to which MPLX has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Acquirer.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Acquirer” is defined in the introductory paragraph of this Agreement.
“Acquirer Group Member” means the Acquirer or any Person that is directly or indirectly Controlled by the Acquirer and / or to whom Class B Units are Disposed of in a Disposition made in compliance with the transfer restrictions applicable to the Acquirer set forth in Section 4.8(g) of, and elsewhere in, the MPLX Partnership Agreement.
“Acquirer MWE Common Units” means the 7,352,691 common units representing limited partner interests in MWE held by the Acquirer as of July 11, 2015.
“Affiliate” means with respect to any Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under a common Control with, such Person. With respect to any natural person, the term “Affiliate” shall also mean (a) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (b) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (c) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (a) or (b) of this definition.
“Agreement” is defined in the introductory paragraph of this Agreement.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Colorado or Texas shall not be regarded as a Business Day.
“Class B Unit” means a Class B Unit representing a limited partner interests in MPLX, having the terms set forth therefore in the MPLX Partnership Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Common Unit representing a limited partner interest in MPLX, having the terms set forth therefore in the MPLX Partnership Agreement.
“Confidential Information” is defined in Section 3.04.
“Continuous Equity Program” means any continuous equity program, “at-the-market” program, “dribble out” program or similar continuous equity transaction program under which MPLX engages one or more investment banks or other broker-dealers to act as distribution agents in continuous registered offerings of Common Units to the public.
“Control,” including the correlative terms “Controlling,” and “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Converted Unit” means a Common Unit issuable upon the conversion of a Class B Unit.
“Disposition,” including the correlative term “Disposed of,” means any transaction by which the holder of a Common Unit or a Class B Unit directly or indirectly assigns such Common Unit or Class B Unit to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by operation of law or otherwise.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.
“Effectiveness Period” is defined in Section 2.01(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
“Holder” means a record holder of Registrable Securities.
“Included Registrable Securities” is defined in Section 2.02(a).
“Launch Date” is defined in Section 2.02(a).
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Lock-Up Agreement” is defined in the recitals.
“Losses” is defined in Section 2.09(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Maximum Underwritten Offering Amount” means, with respect to any Underwritten Offering Request that Holders of Registrable Securities desire to make pursuant to Section 2.03, a number of Registrable Securities equal to 25 times the average daily trading volume for Common Units on the principal National Securities Exchange on which Common Units are then listed or admitted to trading for Common Units for the 30 consecutive trading days ending on the close of trading on the last trading day preceding the date of such desired Underwritten Offering Request.
“Merger” is defined in the recitals.
“Merger Sub” is defined in the recitals.
“Minimum Underwritten Offering Amount” means, with respect to any Underwritten Offering Request that Holders of Registrable Securities desire to make pursuant to Section 2.03, a number of Registrable Securities equal to 10 times the average daily trading volume for Common Units on the principal National Securities Exchange on which Common Units are then listed or admitted to trading for Common Units for the 30 consecutive trading days ending on the close of trading on the last trading day preceding the date of such desired Underwritten Offering Request.
“MPC” is defined in the recitals.
“MPLX” is defined in the introductory paragraph.
“MPLX GP” is defined in the recitals.

“MPLX Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MPLX, dated effective as of October 31, 2012, as amended by Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of MPLX, dated as of even date with this Agreement.
“MWE” is defined in the introductory paragraph.
“MWE Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 29, 2011, between MWE and the Acquirer pursuant to which MWE provided certain registration and other rights with respect to common units representing limited partner interests in MWE;
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act, or the NASDAQ Stock Market or any successor thereto.
“Opt-Out Notice” is defined in Section 2.02(a).
“Other Holders” is defined in Section 2.02(c).
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Piggyback Offering” is defined in Section 2.02(a).
“Pricing Date” is defined in Section 2.02(a).
“Registrable Securities” means each Converted Unit and each Common Unit received by the Acquirer in the Merger in exchange for the Acquirer MWE Common Units, in all cases only until the earliest to occur of the following: (a) when a registration statement covering such Converted Unit or Common Unit becomes or has been declared effective by the Commission and such Converted Unit or Common Unit has been Disposed of pursuant to such registration statement; (b) when such Converted Unit (or the Class B Unit to which such Converted Unit relates) or Common Unit is held by MPLX or one of its subsidiaries; (c) when such Converted Unit (or the Class B Unit to which such Converted Unit relates) or Common Unit is Disposed of to a Person other than an Acquirer Group Member, whether such Disposition is made pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or otherwise (provided that this definition does not, for the avoidance of doubt, modify the transfer restrictions applicable to the Acquirer and its Affiliates set forth in Section 4.8(g) of, and elsewhere in, the MPLX Partnership Agreement); and (d) when such Converted Unit or Common Unit, if previously Disposed of to an Acquirer Group Member, becomes directly or indirectly beneficially owned by a Person who, at any time, is not an Acquirer Group Member (as a result of a change of control of the Acquirer Group Member to whom such Converted Unit was previously Disposed or otherwise).
“Registration Expenses” is defined in Section 2.08(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Selling Expenses” is defined in Section 2.08(a).
“Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.
“Selling Holder Documentation” is defined in Section 2.02(a).
“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public. For purposes of this Agreement, an offering or sale pursuant to a Continuous Equity Program shall not be considered an Underwritten Offering.
“Underwritten Offering Request” is defined in Section 2.03(a).
ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration. MPLX shall use its commercially reasonable best efforts to (i) prepare and file one Shelf Registration Statement under the Securities Act covering the Registrable Securities and (ii) cause such Shelf Registration Statement to become effective no later than July 1, 2016. To the extent that such Shelf Registration Statement does not become effective on or prior to July 1, 2016, other than at the fault of a Selling Holder, without the prior written consent of the Holders of a majority of the Registrable Securities, MPLX will not sell equity securities for its own account in an Underwritten Offering until such Shelf Registration Statement is effective. The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by MPLX; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from such Shelf Registration Statement and the Managing Underwriter at any time shall notify MPLX in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, MPLX shall use its commercially reasonable efforts to include such information in the prospectus supplement. MPLX will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act until the earliest date on which any of the following occurs: (i) all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement, (ii) there are no longer any Registrable Securities covered by such Shelf Registration Statement outstanding and (iii) November 1, 2019 (the “Effectiveness Period”). The Shelf Registration Statement filed pursuant to this Section 2.01(a) when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the Effective Date of the Shelf Registration Statement filed pursuant to this Section 2.01(a), but in any event within three Business Days of such date, MPLX will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.
(b)    Maximum Shelf Registration Rights; Delay Rights.
(i)    Notwithstanding anything to the contrary contained in this Agreement, MPLX shall not be obligated to file or effect more than one Shelf Registration Statement (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Selling Holders or adding Converted Units to such Shelf Registration Statement) pursuant to Section 2.01(a).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, MPLX may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement filed pursuant to Section 2.01(a), suspend such Selling Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (A) MPLX is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and MPLX determines in good faith that MPLX’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (B) MPLX has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of MPLX, would materially and adversely affect MPLX; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement due to the events described above for a period that exceeds an aggregate of 60 days in any 180 day period or 90 days (exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering by MPLX or a Selling Holder) in any 365 day period. Upon disclosure of such information or the termination of the conditions described above, MPLX shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Rights.

(a)    Underwritten Offering Piggyback Rights. If at any time during the Effectiveness Period MPLX proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a), or (ii) a registration statement (other than: (A) a shelf registration statement; (B) a registration relating solely to employee benefit plans; (C) a registration relating solely to a Rule 145 transaction; or (D) a registration on any registration form which does not permit secondary sales), in either case, for the sale of Common Units in an Underwritten Offering for its own account, then, as soon as practicable but not less than two Business Days prior to the date such Underwritten Offering is expected to be launched (the “Launch Date”) (1) MPLX shall notify the Holders of the pendency of the Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Offering”) and (2) if the Holders propose to include Included Registrable Securities in the Underwritten Offering, then the Managing Underwriter of the Underwritten Offering shall, no later than the two Business Days prior to the expected Launch Date, provide to the Selling Holders all of the documentation customarily required for the inclusion of Registrable Securities in the Underwritten Offering, including, without limitation, a custody agreement and power-of-attorney, Selling Holders’ customary representations and warranties, and a form of legal opinion required to be delivered by counsel to the Selling Holders (in form and substance reasonably acceptable to counsel for the Selling Holders) at the closing of an Underwritten Offering and any over-allotment option closing (collectively, the “Selling Holder Documentation”). To include Registrable Securities in an Underwritten Offering, each Selling Holder shall, subject to receipt of notice of the Underwritten Offering and Selling Holder Documentation within the time periods set forth above: (A) complete its review and return the Selling Holder Documentation, with such revisions as have been agreed to by MPLX (such agreement not to be unreasonably withheld) and the Selling Holder, at least one Business Day prior to the expected Launch Date; (B) place the Registrable Securities eligible for inclusion in an Underwritten Offering into the custody of MPLX’s transfer agent at least one Business Day prior to the expected Launch Date; (C) agree to participate following reasonable notice in any due diligence calls arranged by the Managing Underwriter of an Underwritten Offering on the expected Launch Date, the pricing date of an Underwritten Offering (the “Pricing Date”) or in advance of the closing of an Underwritten Offering and any over-allotment option closing; and (D) unconditionally waive any right to withdraw any Registrable Securities placed into the custody of MPLX’s transfer agent for inclusion in an Underwritten Offering within one Business Day of the expected Launch Date, whether on the basis of the offering price, underwriter discount, or for any other reason. Notwithstanding the foregoing, if MPLX has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, then the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c). If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, MPLX shall determine for any reason not to undertake or to delay such Underwritten Offering, MPLX shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such

Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Underwritten Offering and, so long as (A) such delay is not longer than 10 days and (B) the number of Common Units intended to be included in the resumed Underwritten Offering by MPLX is no more than 20% lower or higher than the number of Common Units that were intended to be included by MPLX in such Underwritten Offering prior to the delay, shall not be required to offer any non-Selling Holders the opportunity to include Registrable Securities in such delayed Underwritten Offering once it is resumed. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to MPLX of such withdrawal at least one Business Day prior to the Launch Date. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to MPLX requesting that such Holder not receive notice from MPLX of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. For the avoidance of doubt, if a Holder elects to include Registrable Securities in a Piggyback Offering, such included Registrable Securities shall be allocated to the primary offering of Common Units and to any over-allotment option requested by the Managing Underwriter in the same relative proportions as are the Common Units intended to be included in such Piggyback Offering by MPLX. In the event that following the Launch Date, MPLX determines to increase the number of units offered in any Underwritten Offering, MPLX shall provide written notice to the Selling Holders and such Selling Holders shall have the right to increase the number of Registrable Securities offered by such Selling Holders to the extent covered by the Selling Holder Documentation and subject to the limitations set forth in Section 2.02(b). In the event of any such upsize, the Selling Holders will promptly (and in a manner that does not unreasonably or materially delay or impair MPLX’s primary marketing efforts in relation to the anticipated timing of pricing the Underwritten Offering) notify MPLX in writing of their intention to participate in the upsized Underwritten Offering.
(b)    Limitation on Piggyback Rights. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Underwritten Offering contemplated by Section 2.02(a), the total amount of Registrable Securities that Holders propose to include in such Underwritten Offering would exceed 20% of the total number of Common Units intended to be included in such Underwritten Offering by MPLX, then, subject to the limitations set forth in Section 2.02(c), such Holders shall only be entitled to register in such Underwritten Offering a number of Registrable Securities equal to 20% of the total number of Common Units intended to be included in such Underwritten Offering by MPLX (including an equal percentage in any over-allotment option requested by the Managing Underwriter), with such number to be allocated (i) pro-rata among such Holders based on the percentage determined by dividing (A) the number of Registrable Securities proposed to be sold by each such Holder in such Underwritten Offering by (B) the aggregate number of Registrable Securities proposed to be sold by all Holders in such Underwritten Offering or (ii) in such other proportions as such Holders may specify in a written notice delivered to MPLX at least one Business Day prior to the Launch Date.
(c)    Priority of Piggyback Rights. Notwithstanding anything to the contrary contained in this Agreement, in connection with an Underwritten Offering contemplated by Section 2.02(a), if the Managing Underwriter or Managing Underwriters of such Underwritten Offering advises MPLX that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter or Managing Underwriters advises MPLX can be sold without having such adverse effect, with such number to be allocated (i) first, pro-rata among MPLX and the Selling Holders, based, for MPLX and each such Selling Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by MPLX or such Selling Holder in such Underwritten Offering (subject to the limitations set forth in Section 2.02(b)); by (B) the aggregate number of Common Units proposed to be sold by MPLX and all Selling Holders in the Underwritten Offering (subject to the limitations set forth in Section 2.02(b)) and (ii) second, pro rata among any other Persons who have been or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering (the “Other Holders”) based, for each such Other Holder, (i) on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Other Holders in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Other Holders in the Underwritten Offering or (ii) on such other manner as such Other Holders may agree.
Section 2.03    Underwritten Offering.
(a)    Request for Underwritten Offering. From and after January 1, 2017, in the event that Holders of at least a majority of the Registrable Securities elect to Dispose of Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering, MPLX shall, at the request of such Selling Holders (such request, the “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Managing Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.09, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the Disposition of the Registrable Securities; provided, however, that (i) MPLX shall not be required to effect more than three Underwritten Offerings pursuant to this Section 2.03; (ii) the Holders shall be limited to one Underwritten Offering Request in any consecutive 365-day period; (iii) MPLX shall not be required to effect either of the first two Underwritten Offerings requested pursuant to this Section 2.03 if the Holders do not request to register at least the Minimum Underwritten Offering Amount in such Underwritten Offering and (iv) the Holders shall not be permitted to request to register more than the Maximum Underwitten Offering Amount in any single Underwritten Offering Request.
(b)    General Procedures. In connection with any Underwritten Offering, MPLX shall be entitled to select the Managing Underwriter or Managing Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and MPLX shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Managing Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, MPLX to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with MPLX or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to MPLX and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect MPLX’s obligation to pay Registration Expenses. In the event that all Selling Holders holding Registrable Securities subject to such Underwritten Offering, specifically not including any securities to be sold by MPLX or other Persons in such Underwritten Offering, withdraw from such Underwritten Offering, such Underwritten Offering shall not be counted for purposes of the Underwritten Offering limitations set forth in Section 2.03(a)(i) or (ii).
Section 2.04    Continuous Equity Programs. If at any time during the Effectiveness Period MPLX has in place or has imminent plans to implement a Continuous Equity Program, MPLX shall provide prompt notice of the existence or planned implementation of such Continuous Equity Program to the Acquirer and, if notified by the Acquirer in writing, shall cooperate with the Acquirer to provide the Acquirer the opportunity to, at the election of MPLX, either: (a) enter into commercially reasonable arrangements to include, on behalf of the Acquirer in such Continuous Equity Program Registrable Securities equal to 20% of the total number of Common Units included or intended to be included in such Continuous Equity Program by MPLX; or (b) enter into commercially reasonable alternative arrangements that would permit the Acquirer to resell Registrable Securities equal to 20% of the total number of Common Units included or intended to be included in such Continuous Equity Program by MPLX to the public from time to time, pursuant to Rule 144 or such other method of distribution as may be agreed between MPLX and the Acquirer. If the Acquirer participates in a Continuous Equity Program in accordance with this Section 2.04, the Acquirer and MPLX shall enter into an equity distribution agreement with the distribution agent or distribution agents that contain such representations, covenants, indemnities and other rights and obligations as are customary in equity distribution agreements for continuous equity transaction programs. The Acquirer will not be permitted to participate in a Continuous Equity Program unless the Acquirer agrees to sell the applicable Registrable Securities on the basis provided in such equity distribution agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such equity distribution agreement. The Acquirer shall not be required to make any representations or warranties to or agreements with MPLX or the distribution agents other than representations, warranties or agreements regarding the Acquirer and its ownership of the securities to be subject to such equity distribution agreement and its intended method of distribution and any other representations required by Law. Each Holder shall keep any information relating to any such Continuous Equity Program confidential and shall not disseminate or in any way disclose such information

Section 2.05    Sale Procedures. In connection with its obligations under this Article II, MPLX will, as expeditiously as possible:
(a)    prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement filed pursuant to Section 2.01(a) and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the Disposition of all securities covered by such Shelf Registration Statement;
(b)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement to be filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission, which shall be deemed provided if such exhibits and documents are available on the Commission’s website), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other Disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
(c)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that MPLX shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(d)    promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e)    immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement, as then in effect, or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by MPLX of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, MPLX agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(f)    upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of all material correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(g)    in the case of an Underwritten Offering, furnish upon request, (i) an opinion letter of counsel for MPLX dated the date of the closing under the underwriting agreement, including a standard “10b-5” letter and (ii) a “cold comfort” letter dated the Pricing Date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified MPLX’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinion letters of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of equity securities;
(h)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(i)    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and MPLX personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that MPLX need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with MPLX reasonably satisfactory to MPLX;
(j)    cause all Registrable Securities registered pursuant to this Agreement to be listed on each National Securities Exchange, if any, on which similar securities issued by MPLX are then listed;
(k)    use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of MPLX to enable the Selling Holders to consummate the Disposition of such Registrable Securities, subject to the last clause of Section 2.05(c);
(l)    provide a transfer agent and registrar for Registrable Securities covered by the registration statement in respect of any registration of any Registrable Securities not later than the effective date of such registration statement; and
(m)    take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, to expedite or facilitate the Disposition of such Registrable Securities. and
Each Selling Holder, upon receipt of notice from MPLX of the happening of any event of the kind described in subsection (e) of this Section 2.05, shall forthwith discontinue Disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.05 or until it is advised in writing by MPLX that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by MPLX, such Selling Holder will deliver, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to MPLX all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
Section 2.06    Cooperation by Holders. MPLX shall have no obligation to include Registrable Securities of a Holder in a Shelf Registration Statement or in an Underwritten Offering or otherwise under Article II if such Selling Holder has failed to timely furnish such information that, in the reasonable opinion of counsel to MPLX, is reasonably required for such registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.07    Restrictions on Sale by Holders of Registrable Securities. During the Effectiveness Period, each Holder of Registrable Securities who is included in the Shelf Registration Statement filed pursuant to Section 2.01(a) agrees not to effect any Disposition of Common Units during the 90 calendar day period beginning on the date that a prospectus supplement or other prospectus (including any free writing prospectus) is filed with the Commission with respect to an Underwritten Offering of equity securities of MPLX; provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers, directors or any other unitholder of MPLX on whom a restriction is imposed in connection with such public offering.

Section 2.08    Expenses.
(a)    Certain Definitions. “Registration Expenses” means all expenses incident to MPLX’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in the Shelf Registration Statement pursuant to Section 2.01(a), a Piggyback Offering pursuant to Section 2.02, an Underwritten Offering pursuant to Section 2.03, or any Continuous Equity Program or other arrangement contemplated by Section 2.04, and the Disposition of such securities pursuant thereto, including, without limitation, all customary registration, filing, securities exchange listing and securities exchange fees, all customary registration, filing, qualification and other fees and expenses of complying with securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel to MPLX and independent public accountants for MPLX, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and reasonable fees and expenses of one counsel for the Holders in such registration as a group (which counsel shall be selected by the Holders of a majority of the Registrable Securities included in such registration). “Selling Expenses” means all underwriting fees, discounts and selling commissions (and similar fees or arrangements associated with) and transfer taxes allocable to the sale of the Registrable Securities.
(b)    Expenses. MPLX will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or a Piggyback Offering, whether or not any sale is made pursuant to the related registration statement. Except as otherwise provided in Section 2.08(a) or Section 2.09, MPLX shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights and obligations under this Agreement, or for any Selling Expenses. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities.
Section 2.09    Indemnification.
(a)    By MPLX. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, MPLX will indemnify and hold harmless each Selling Holder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in the Shelf Registration Statement filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that MPLX will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, free writing prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by such Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees to indemnify and hold harmless MPLX, its directors, officers, employees and agents and each Person, if any, who controls MPLX within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from MPLX to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement filed pursuant to Section 2.01(a) or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of MPLX or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(c)    Notice. Promptly after any indemnified party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the indemnified party believes in good faith is an indemnifiable claim under this Agreement, the indemnified party shall give the indemnifying party written notice of such claim but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall a Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.
Section 2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, MPLX shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that contains priority rights that contravene the priority rights of the Holders under Section 2.02(c); provided that this limitation shall not apply to any additional Person who becomes a party to this Agreement in accordance with Section 2.11. This Section 2.10 does not limit or restrict any outstanding agreements providing for registration rights between MPLX and any other Person(s) entered into prior to the date of this Agreement.
Section 2.11    Transfer or Assignment of Registration Rights. The rights to cause MPLX to register Registrable Securities granted to the Acquirer by MPLX under this Article II may be transferred or assigned by a Holder to a transferee or assignee; provided, that the transferee or assignee is an Acquirer Group Member. The transferor shall give written notice to MPLX at least ten Business Days prior to any said transfer or assignment, setting forth the information required under Section 3.01 for each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall agree in writing to be subject to all of the terms and conditions of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.01    Communications; Holder Representative.
(a)    All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, registered or certified mail, return receipt requested, regular mail, or air courier guaranteeing overnight delivery to the following addresses:
(i)    If to the Acquirer:
c/o M&R MWE Liberty, LLC
811 Main Street, Suite 4200
Houston, Texas 77002
Attention: John T. Raymond and Laura L. Tyson
Facsimile: (713) 579-5010
Electronic mail: jraymond@emgtx.com
jrawls@emgtx.com
ltyson@emgtx.com

    with a copy (which shall not constitute notice) to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: H. William Swanstrom

Electronic mail: bswanstrom@lockelord.com

(ii)    If to MPLX:
1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202-2126
Attention: Executive Vice President and Chief Financial Officer
Executive Vice President, General Counsel (CLO) and Secretary

Facsimile: (303) 925-9305

Electronic mail:    nbuese@markwest.com
cbromley@markwest.com

with a copy (which shall not constitute notice) to:
Marathon Petroleum Corporation
539 S. Main St.
Findlay, Ohio 45840
Attention:    Senior Vice President and Chief Financial Officer
Vice President, General Counsel and Secretary

Electronic mail:    ttgriffith@marathonpetroleum.com
jmwilder@marathonpetroleum.com

or, if to a transferee of the Acquirer, to the transferee at the addresses provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the recipient provided that confirmation of receipt is obtained by sender orally, by facsimile or by electronic mail if sent by electronic mail; (iii) upon confirmation of delivery, if sent by facsimile; (iv) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
(b)    John T. Raymond is hereby appointed by the Acquirer and by any Person who may become a Holder from time to time (and their respective successors and assigns) as agent and attorney-in-fact with full power of substitution (the “Holder Representative”) for the Acquirer and each such other Holder as the party authorized to: (i) to elect to exercise, or not exercise, any and all rights of the Acquirer and any such Holder arising under this Agreement, including those relating to the exercise of rights in respect of Underwritten Offerings under Article II; (ii) consent to and execute any amendment, waiver or consent of or under this Agreement; and (iii) give and receive notices, demands and other communications to or from the Acquirer or any such other Holder relating to the this Agreement and the transactions contemplated by this Agreement, in each case without having to seek or obtain the consent of the Acquirer or any such other Holder. The Holders may at any time remove and replace the Holder Representative by providing written notice thereof, executed by the Holders of at least a majority of the Registrable Securities to MPLX.

(c)    Notwithstanding anything to the contrary in this Agreement, wherever any notice, demand or other communication to the Acquirer, any other Holder or any group of Holders, or any Selling Holder or group of Selling Holders (including any such notice, demand or other communication under Article II) is provided for in this Agreement, such notice, demand or other communication shall be deemed duly given if delivered to the Holder Representative. MPLX shall be entitled to act in full reliance and shall be protected from acting in reliance upon any notice, demand or other communication from the Holder Representative on behalf of the Acquirer, any other Holder or any group of Holders, or any Selling Holder or group of Selling Holders.
Section 3.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.03    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a party, to this Agreement only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Section, Article, subsection and other subdivision refer to the corresponding Sections, Articles, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) references to “days” are to calendar days; and (i) all references to money refer to the lawful currency of the United States. The table of contents and Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Whenever any determination, consent or approval is to be made or given by MPLX under this Agreement, such action shall be in the MPLX’s sole discretion unless otherwise specified.
Section 3.04    Confidentiality. The Acquirer agrees that all information that is not generally available to the public that is disclosed to the Acquirer pursuant to this Agreement, including any information regarding the expected price, timing or distribution of the Common Units expected be offered or the market for the Common Units in any Underwritten Offering (“Confidential Information”), shall be kept confidential by the Acquirer unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.04 by the Acquirer or any Person to whom Acquirer discloses such Confidential Information) or (b) is or has been made known or disclosed to the Acquirer by a third party without a breach of any obligation of confidentiality such third party may have to MPLX; provided, however, that the Acquirer may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in MPLX and who agree to abide by, or are otherwise bound by obligations of confidentiality sufficient to ensure compliance with, this Section 3.04; provided further that the Holder Representative shall use commercially reasonable efforts to limit broad disclosure of such information prior to any election of Holders to exercise rights to include Registered Securities in any Underwritten Offering or to participate in any Continuous Equity Program or other alternative arrangement under Section 2.04; (ii) to any prospective purchaser of any Registrable Securities from the Acquirer, if such Holder agrees in writing to become subject to the terms and conditions of the Section 3.04; (iii) to any existing or prospective Affiliate, partner, member, or wholly-owned subsidiary of the Acquirer in the ordinary course of business and who have a need to know, provided that the Acquirer informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and such Person agrees to abide by, or is otherwise bound by obligations of confidentiality sufficient to ensure compliance with, this Section 3.04; or (iv) as may otherwise be required by Law, subpoena, civil investigation, court order, demand or similar legal process, provided that the Acquirer promptly notifies MPLX in writing of such disclosure and takes reasonable steps to minimize the extent of such required disclosure. The Acquirer shall be responsible for any breach of the terms and conditions of this Section 3.04 by any Person described in clause (i), (ii) or (iii) of the preceding sentence.
Section 3.05    Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to any and all limited partner interests of MPLX or equity securities of any successor or assignee of MPLX (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations and the like occurring after the date of this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 3.08    Applicable Law, Submission to Jurisdiction. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS; THE PARTIES FURTHER AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS. EACH PARTY

HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.11    Entire Agreement; Effect. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by MPLX set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including the MWE Registration Rights Agreement. Upon execution of this Agreement, the MWE Registration Rights Agreement shall terminate and be of no further force and effect. The Acquirer acknowledges and agrees that this Agreement satisfies MPLX’s obligations to provide the Acquirer with registration rights pursuant to the Lock-Up Agreement or otherwise.
Section 3.12    Amendment. This Agreement may be amended only by means of a written amendment signed by MPLX and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall disproportionately and adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.13    No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.14    Obligations Limited to Parties to this Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Acquirer, its permitted assignees and MPLX shall have any obligation hereunder and that, notwithstanding that one or more of MPLX and the Acquirer may be a corporation, partnership, limited liability company or other entity, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of MPLX, the Acquirer or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of MPLX, the Acquirer or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of MPLX, the Acquirer or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ G. R. Heminger
Name:	G. R. Heminger
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

M&R MWE LIBERTY, LLC

By:	/s/ John T. Raymond
John T. Raymond
Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

Solely for purposes of Section 3.11,

MarkWest Energy Partners, L.P.

By:	MarkWest Energy GP, L.L.C.,
its general partner

By:	/s/ Frank M. Semple
Name:	Frank M. Semple
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT